                                                                Exhibt 99

FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
203/853-4321




                  TRANS-LUX REPORTS PROFITABLE FIRST QUARTER
                  RELATED TO SALE OF CUSTOM SPORTS DIVISION

NORWALK, CT, May 14, 2003 - Trans-Lux Corporation (AMEX:TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the first quarter ended March 31, 2003.

Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy announced that net income for the first quarter was $267,000 ($0.21 per share), up from $46,000 ($0.04 per share) during the first quarter of 2002. Cash flow, as defined by EBITDA, also rose 16% to $4.5 million from $3.8 million during the same period last year. The Company's increased profitability was due to the $1.6 million pre-tax gain on the sale to Barco, Inc., in late March, of certain assets (including its manufacturing facility in Logan, Utah) of the Company's Custom Sports division, which sold large sports displays to major stadiums. The first quarter also included certain expenses related to the consolidation of its outdoor commercial display business and repair center. However, quarterly operating revenues dropped to $15.5 million this year from $17.2 million last year, primarily as a result of the downturn in the U.S. economy causing the financial services industry to close offices and cut costs, thus impacting the profitability of the Company's indoor display business.

"The sale of our Custom Sports division mitigated this quarter's loss from operations and charges relating to consolidation," said Mr. Mulcahy. "The limited profit margins of our Custom Sports business, which we disposed of during the first quarter, impacted our ability to achieve leadership status in this market. We've refocused our efforts on our more profitable core businesses."

In the Outdoor display market, Trans-Lux continues to design, manufacture, sell and rent catalog and custom commercial outdoor LED display systems, as well as provide its full line of scoreboards and electronic signage marketed to venues such as high schools and smaller stadiums. Additionally, the Company continues to provide quality support and maintenance services to U.S. and Canadian Custom Sports customers.

"Despite the difficult economy, Trans-Lux accomplished three major goals during the first quarter," said Executive Vice President and Co-Chief Executive Officer Thomas Brandt. "In addition to the sale of the Custom Sports business, we consolidated our repair center into our Norwalk (CT) headquarters for more efficient operations, and we successfully completed our senior debt refinancing." Brandt further stated that the refinancing included two term loans totaling $17.0 million and a presently unused revolving line of credit of up to $5.0 million, providing the Company with significantly more flexibility in moving forward with its consolidation plans resulting from previous acquisitions.

Mr. Mulcahy noted that Trans-Lux continues to feel the impact of this difficult economy. Pension costs and medical and commercial insurance expenses continue to rise, and the Company continued to increase the reserve for doubtful accounts this quarter. On a positive note, Trans-Lux benefited from lower interest rates, a reduction in debt and a significant gain on foreign currency translations.

"Economic conditions have adversely affected our customers' businesses as well," observed Mr. Mulcahy. The Indoor division's customers in the financial and energy markets have been especially hard hit. The result has been significant disconnects of existing rental installations and a slowdown in new orders from this market sector. Despite these difficulties, the Indoor division secured several new orders this quarter including: displays for a major electric utility company's energy trading floor; and multiple DataWall(R) displays for the headquarters and branch office locations of an investment banking firm based in Manhattan.

Trans-Lux continued to expand its work in the government and private sectors. The Company received a follow-up order from the Greater Toronto Airport Authority for additional flight, baggage and way-finding information displays. The GTAA provided the Company's first order for its new, economical full-matrix graphic display product which presents a more competitive offering for industries where price is critically important. The Indoor division expanded its relationship with a major retailer, obtaining additional orders for a regional roll-out program of custom-packaged LED (light-emitting diode) displays and LCD (liquid crystal displays). Various locations of a national HMO continued to order displays for pharmacy waiting room applications as well.

Efforts in the gaming industry produced new business this quarter. The State Line Nugget Hotel & Casino and the Montego Hotel & Casino, both in Wendover, Nevada, ordered electronic sports book display systems, while the Aladdin Resort & Casino in Las Vegas placed an order to expand its existing electronic sports book.

The Entertainment/Real Estate division produced positive results during the first quarter, although lower than the same quarter last year, as 2002 was a record year for the industry. Revenues and gross profits were down quarter to quarter, following the industry trend, mainly the result of a lack of high grossing films compared to last year. Some of the more successful films for the quarter included The Lord of the Rings: The Two Towers, Catch Me If You Can, Chicago and Bringing Down the House.

Trans-Lux is a worldwide, full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States, as well as a national film booking service.


(Table of Operations attached)

                                   ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, such as the decline in the value of the Australian dollar, terrorist acts and war.



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
                             TRANS-LUX CORPORATION

                             RESULTS OF OPERATIONS
                                   (Unaudited)

(In thousands, except share data)                    THREE MONTHS ENDED
                                                          MARCH 31
                                                     ==================

                                                        2003       2002
                                                      -----------------
Revenues                                             $15,490    $17,162

Net income                                               267         46

Earnings per share - basic and diluted (1)             $0.21      $0.04

EBITDA (2)                                            $4,480     $3,780

Average common shares
  outstanding - basic and diluted (1)                  1,261      1,261



(1) The diluted earnings per share calculation does not include the assumed conversion of the Company's 7-1/2% convertible subordinated notes, as the effect is antidilutive.

(2) EBITDA is defined as income before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.